Exhibit 99.1

TPI Received Notice of Non-Compliance with NYSE MKT Continued Listing Requirements

CHENGDU, China, Feb. 26, 2015 /PRNewswire/ - Tianyin Pharmaceutical Inc. (NYSE MKT: TPI), a pharmaceutical company that specializes in the patented biopharmaceutical, modernized traditional Chinese medicine (mTCM), branded generics and active pharmaceutical ingredients (API), received notice on February 24, 2015 from the NYSE MKT LLC (the "Exchange") indicating that the Company is below certain of the Exchange's continued listing standards, as set forth in Sections 134 and 1101 of the NYSE MKT Company Guide, due to the delay in filing of its Quarterly Report on Form 10-Q for the period ended December 31, 2014 (the "Form 10-Q"). Under NYSE MKT rules, until the Company files the Form 10-Q, its common stock will remain listed on the NYSE MKT under the symbol "TPI," but will be assigned an ".LF" indicator to signify late filing status. Five business days following the receipt of the noncompliance letter, the Company will be added to the list of NYSE MKT noncompliant issuers on the website and the indicator will be disseminated with the Company's ticker symbol. The indicator will be removed when the Company has regained compliance with all applicable continued listing standards.

In order to maintain its listing, the Company must submit a plan of compliance by March 10, 2015 addressing how it intends to regain compliance with Sections 134 and 1101 of the NYSE MKT Company Guide by May 22, 2015.  If the plan is accepted, the Company may be able to continue its listing but will be subject to periodic reviews by the Exchange. If the plan is not accepted or if it is accepted but the Company is not in compliance with the continued listing standards by May 22, 2015, or if the Company does not make progress consistent with the plan, the Exchange will initiate delisting procedures as appropriate. The Company intends to submit a compliance plan on or before the deadline set by the Exchange.

Currently the Company is working diligently with the auditor to compile and disseminate the information required to be included in the Form 10-Q, as well as the required review of the Company's financial information. The Company expects to file the Form 10-Q as soon as possible and before the deadline set by the Exchange.

About TPI

Headquartered at Chengdu, China, TPI is a pharmaceutical company that specializes in the development, manufacturing, marketing and sales of patented biopharmaceutical, mTCM, branded generics and API. TPI currently manufactures a comprehensive portfolio of 58 products, 24 of which are listed in the highly selective national medicine reimbursement list, 10 are included in the essential drug list (EDL) of China. TPI's pipeline targets various high incidence healthcare indications. For more information about TPI, please visit: http://www.tianyinpharma.com

Safe Harbor Statement

The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Investors Contact: ir@tpi.asia
Web: http://www.tianyinpharma.com
Tel: +86-28-8551-6696 (Chengdu, China)

Address:
23rd Floor Unionsun Yangkuo Plaza
No. 2, Block 3, South Renmin Road
Chengdu, 610041
China